Exhibit 3.4

ARTICLES OF MERGER

OF

MIKE THE PIKE PRODUCTIONS, INC, A Nevada Corporation

AND

Mike the Pike Merger Sub, A Wyoming Corporation

To the Secretary of State
State of Wyoming

Pursuant to the provisions of the Wyoming Business Corporation Act, the domestic business  corporation and the foreign business corporation herein named do hereby submit the following articles of merger.

1.  The following is the Plan of Merger for merging Mike the Pike Productions, Inc. with and into Mike the Pike Merger Sub, Inc, as adopted at a meeting by the Board of Directors of Mike the Pike Productions, Inc. on October 5, 2010 and adopted at a meeting by the Board of Directors of Mike the Pike Merger Sub, Inc. on October 5, 2010.

2.  (a) With respect Mike the Pike Merger Sub Inc., the designation, the number of outstanding shares, and the number of votes entitled to be cast by shareholders entitled to vote on the said merger was approved are as follows:

  - Designation of voting group: Common Shareholders

Number of outstanding shares of voting group: 100

-Number of votes of voting group entitled to be cast on the merger: 100

(b)  The total number of undisputed votes cast for the merger by the voting group entitled to vote on the said merger is as follows:

- Designation of voting group: Common Shareholders

- Number of undisputed votes of voting group cast for the merger: 100

(c)  The number of votes cast for the said merger was sufficient for the approval thereof by the said voting group.

3.  The merger of Mike the Pike Productions, Inc. with and into Mike the Pike Merger Sub is permitted by the laws of the jurisdiction of organization Of Mike the Pike Productions and has been authorized in compliance with said laws.

4. Mike the Pike Merger Sub will continue its existence as the surviving corporation under the name MIKE THE PIKE PRODUCTIONS INC. pursuant to the provisions of the Wyoming Business Corporation Act.

5.  The effective time and date of the merger herein provided for in the State of Wyoming shall be a.m on                          , 2010     .

Executed on October 5th, 2010 .

MIKE THE PIKE PRODUCTIONS, INC.

By:  /s/     Mark B. Newbauer
Name of officer:    Mark B. Newbauer
Title of officer:      CEO/President

MIKE THE PIKE MERGER SUB INC.

By:  /s/     Mark B. Newbaurer
Name of officer:    Mark B. Newbauer
Title of officer:      CEO/President

PLAN OF MERGER adopted by MIKE THE PIKE PRODUCTIONS, INC., a business corporation organized under the laws of the State of Nevada  , by resolution of its Board of Directors on October 5, 2010 , and adopted by MIKE THE PIKE MERGER SUB, INC., a  business corporation organized under the laws of the State of Wyoming, by resolution of its Board of Directors on October 5, 2010.  The names of the corporations planning to merge are MIKE THE PIKE PRODUCTIONS, INC., a business corporation organized under the laws of the State of Nevada, and MIKE THE PIKE MERGER SUB, a business corporation organized under the laws of the State of Wyoming.  The name of the surviving corporation into which MIKE THE PIKE PRODUCTIONS INC. plans to merge is MIKE THE PIKE MERGER SUB.

1.  MIKE THE PIKE PRODUCTIONS, INC. and MIKE THE PIKE MERGER SUB, INC., shall, pursuant to the provisions of the laws of the State of and the provisions of the Wyoming Business Corporation Act, be merged with and into a single corporation, to wit, MIKE THE PIKE MERGER SUB, INC., which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under the name MIKE THE PIKE PRODUCTIONS, INC. pursuant to the provisions of the Wyoming Business Corporation Act.  The separate existence of MIKE THE PIKE PRODUCTIONS, INC., which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease at the effective time and date of the merger in accordance with the laws of the jurisdiction of its organization.

2.  The Articles of Incorporation of the surviving corporation at the effective time and date of the merger shall be the Articles of Incorporation of said surviving corporation except that article 1thereof, relating to the name of the corporation, is hereby amended and changed so as to read as follows at the effective time and date of the merger:

"Mike the Pike Productions, Inc.”

and said Articles of Incorporation as herein amended and changed shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the Wyoming Business Corporation Act.

3.  The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Wyoming Business Corporation Act.

4.  The directors and officers in office of the surviving corporation at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5.  Each issued share of the non-surviving corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be converted into one (1) share of the surviving corporation.  The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued as of the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.

6.  The merger of the non-surviving corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the non-surviving corporation, and the Plan of Merger herein made and approved shall be submitted to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Wyoming Business Corporation Act.

7.  In the event that the merger of the non-surviving corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the non-surviving corporation, and in the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Wyoming Business Corporation Act, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada and of the State of Wyoming, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.  The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.